Exhibit 99.1

         Jack in the Box Inc. Reports First Quarter Results;
Provides Guidance for Second Quarter and Updates Fiscal 2005 Forecast

    SAN DIEGO--(BUSINESS WIRE)--Feb. 23, 2005--

         Announces $65 Million Share Repurchase Authorization

    Jack in the Box Inc. (NYSE:JBX) today reported net earnings of $25.4 million, or 68 cents per diluted share, in the first quarter ended Jan. 23, 2005, compared with $14.4 million, or 39 cents per diluted share, in the same quarter a year ago. Last year's quarter included an after-tax charge to interest expense of $5.7 million, or 15 cents per diluted share, for costs related to refinancing the company's credit facility. All numbers presented in this news release reflect adjustments described in the company's restatement news release, dated Dec. 16, 2004.
    "New products and seasonal promotions contributed to the sixth consecutive quarterly increase in Jack in the Box(R) same-store sales and another solid performance for our core brand," said Robert Nugent, chairman and CEO. "Our Qdoba Mexican Grill(R) brand also posted strong results, with same-store sales increasing in the double-digit range on top of a double-digit increase last year. Both chains have a strong lineup of products and promotions that we believe will support our sales expectations for the remainder of the year.
    "Our balance sheet remains in excellent condition, and the company continues to generate strong cash flows and maintain significant cash reserves, even after completing a $35 million share repurchase program at the beginning of the first quarter. Accordingly, our board of directors believes that an additional $65 million share repurchase program for 2005 represents a prudent opportunity to further increase shareholder value."

    First Quarter Initiatives

    -- New products at Jack in the Box included a premium Chicken Cordon Bleu sandwich, Chicken Caesar entree salad and two seasonal ice cream shakes, Pumpkin Pie and Egg Nog. Jack in the Box also added to each of its Kid's Meals a 4-oz. serving of Mott's Original Applesauce.

    -- Jack in the Box introduced reloadable gift cards at virtually all of its restaurants in November. The "Jack Cash" gift cards are available in any amount from $5 to $100.

    -- Throughout the holiday season, Jack in the Box offered free with all large combo meals a new Holiday Antenna Ball, with Jack's familiar likeness featuring reindeer antlers and a red nose.

    -- Jack in the Box began offering all restaurant hourly employees a health-care program, including vision and dental benefits. As an additional incentive to crew members with more than a year of service, Jack in the Box will pay a portion of their premiums.

    -- The company launched a new program for evaluating guest service, called "Voice of the Customer," which asks randomly selected customers to rate their restaurant experience in an automated survey via telephone or Internet. The new program provides restaurant managers with more relevant and frequent guest feedback regarding their Jack in the Box experience than did the previous mystery-guest program, and is expected to save the company about $1 million annually in costs.

    -- The company expanded the test of its fast-casual JBX Grill(TM) concept to Boise, Idaho, and Bakersfield, Calif., where nine locations are now operating with a new, flame-grilled cooking platform, expanded menu and upgraded interior design. Early response to the new concept has been positive, and the company plans to incorporate the new menu, design and additional enhancements in future tests, based on learnings gained at the existing locations. To accommodate these enhancements, the company now plans to open additional JBX Grill locations in 2006.

    First Quarter Financial Highlights

    -- Earnings per diluted share were 2 cents higher than the company's guidance, resulting from higher other revenues (4 cents), lower income tax rate (2 cents), and lower interest expense (1 cent), partially offset by lower restaurant operating margin from higher tomato and beef costs (2 cents) and softer same-store sales due to unusually severe rains during January in many of the company's major western markets (3 cents).

    -- 11 new company and franchised Jack in the Box restaurants opened versus 13 in FY04, bringing to 2,014 the total number of Jack in the Box and JBX Grill restaurants at quarter end; 22 new company and franchised Qdoba Mexican Grill sites opened versus 20 in FY04, bringing to 198 the total number of Qdoba restaurants at quarter end; and 3 new Quick Stuff convenience stores opened, bringing to 32 the total number of c-store locations at quarter end compared with 18 a year ago. Qdoba, Quick Stuff and JBX Grill operations are not material components of the company's consolidated financial results or projections.

    -- Same-store sales at Jack in the Box restaurants increased 2.2 percent on top of a 3.1 percent increase in 2004. The increase was slightly below the 2.5-3.0 percent increase forecast, due primarily to the impact of unusually severe weather conditions in January, mentioned previously. Same-store sales at Qdoba increased in the double-digit range on top of a double-digit increase in FY04.

    -- Distribution and other sales were $93 million versus $96 million forecast, due primarily to fewer gallons of fuel sold in January when heavy rains impacted the company's western markets, and versus $44 million in FY04. The increase compared with last year was due primarily to additional Quick Stuff units and higher fuel sales, as well as increased distribution sales to Qdoba and Jack in the Box franchised restaurants. Increases in fuel sales reflect additional gallons dispensed and higher retail prices per gallon, which have proportionately higher costs, but which yield stable penny profits.

    -- Other revenues were $9 million compared with $6 million forecast and $7 million in FY04, primarily related to the sale of 13 Jack in the Box restaurants to franchisees versus 10-12 forecast and 19 last year, with the increase in average gains due to the specific sales and cash flows of the restaurants being sold. The company continues to expand its franchising program to improve operating margins and accelerate cash flows to be able to repurchase shares and reinvest in its restaurant re-image program without incurring additional debt or diluting equity.

    --  Total revenues were $739 million versus $670 million in FY04.

    -- Restaurant operating margin was 16.3 percent of sales compared with 16.6 percent forecast and 15.8 percent in FY04, with the decrease versus forecast due primarily to higher commodity costs for tomatoes and beef, partially offset by effective management of labor. The increase in restaurant operating margin versus last year was due primarily to additional leverage from higher sales, as well as effective labor management and lower costs for occupancy, both of which were related to continued Profit Improvement Program initiatives.

    -- Costs of revenues were at 83.2 percent compared with 82.9 percent in FY04, due primarily to significant increases in distribution and c-store sales at lower margins.

    -- SG&A expense rate was 10.8 percent of revenues, as forecast, compared with 11.3 percent in FY04, resulting primarily from greater leverage from increased distribution and c-store sales, along with continued Profit Improvement Program initiatives.

    -- Interest expense was $4.9 million versus $5.5 million forecast, due primarily to lower-than-expected borrowing rates, and versus $15.9 million in FY04, which included a $9.2 million pretax refinancing charge. Excluding the refinancing charge, the decrease compared with last year was due primarily to lower interest rates from refinancing and subsequent repricing of the company's credit facility.

    -- Income tax rate was 35.7 percent versus 38 percent forecast and 37.9 percent in FY04, due primarily to the retroactive reinstatement of the Work Opportunity Tax Credit (WOTC) program and from continued tax-planning initiatives. The company now expects its income tax rate for the fiscal year will be approximately 36.4 percent.

    -- Weighted average diluted shares outstanding were 37.3 million versus 37 million forecast and 36.6 million in FY04, with the increase due primarily to additional stock option exercises.

    -- Capital expenditures were $31 million, same as FY04 and slightly higher than the $25-30 million forecast, due in part to the purchase of three franchised Qdoba restaurants.

    -- Earnings from operations were $44.4 million and depreciation/amortization was $26.1 million versus $39.0 million and $25.2 million, respectively, in FY04.

    -- Current ratio was 0.9 versus 0.7 in FY04. Cash balances were $118 million versus $31 million a year ago, due primarily to strong operating cash flows, payments from franchisees on notes receivable, and proceeds from sales of restaurants to franchisees as part of the company's strategic plan to expand franchising.

    --  Debt:equity ratio was 0.5:1 versus 0.7:1 last year.

    -- Accounts and notes receivable decreased $7 million from a year ago, due primarily to repayment of short-term loans made to qualified Jack in the Box franchisees for purchases of restaurants from the company.

    -- Other assets increased $26 million from a year ago, due primarily to contributions of $30 million made to the company's qualified pension plans in fiscal 2004.

    -- Total debt was $303 million compared with $310 million in FY04. The company currently has no balance outstanding on its $200 million revolving credit facility.

    -- Stockholders' equity increased $101 million from a year ago, due primarily to increased earnings over the past year, as well as a reduction in a charge to equity resulting from contributions made to the company's pension plans. Increases from stock option exercises were more than offset by the recent completion of a $35 million share repurchase program.

    Earnings Guidance Summary

    -- The company today provided its initial guidance for the second quarter ending April 17, stating that it expects to earn approximately 50 cents per diluted share compared with 51 cents reported last year. The EPS forecast for the second quarter is consistent with the company's budget for fiscal 2005, which incorporated the challenge of rolling over an 8.2 percent same-store sales increase in the second quarter of 2004.

    -- The company also today updated its earnings guidance for fiscal 2005. For the full year, the company now expects to earn approximately $2.43 per diluted share, which is up from its previous forecast of $2.33, and versus $2.02 reported for fiscal 2004, which was a 53-week fiscal year that included the above-mentioned 15 cents per share charge related to refinancing. Current guidance is higher than originally forecast, due primarily to a 6 cents benefit from a lower income tax rate, a 2 cents benefit from lower interest expense, a 5 cents benefit from higher gains on sales of restaurants to franchisees, and a 3 cents benefit from additional share repurchases, partially offset by a 3 cents impact from softer sales in the first quarter, and a 3 cents impact from stock-option expensing, as required by the adoption of FAS 123R in the fourth quarter of fiscal 2005.

    Second Quarter Initiatives

    -- Jack in the Box restaurants introduced two premium sandwiches in early February. The Bruschetta Chicken Ciabatta features a grilled chicken breast on a lightly toasted ciabatta bun with real provolone cheese, green leaf lettuce, mayo-onion sauce and diced tomatoes marinated in basil, garlic, olive oil, vinegar and Parmesan cheese. And the Classic Chicken Ciabatta features a grilled chicken breast on a lightly toasted ciabatta bun with reduced-fat herb mayo, sliced tomatoes, green leaf lettuce and red onion slices. Inspired by a similar sandwich developed and tested at the company's JBX Grill concept, the new sandwiches constitute the chain's second sandwich line featuring ciabatta bread; last year Jack in the Box successfully launched a line of deli-style sandwiches called Pannidos(R), which are served on ciabatta baguettes.

    -- As planned, Jack in the Box will begin testing new interior and exterior designs for its restaurants during the quarter. The enhancements are intended to create a more contemporary, upscale atmosphere and promote more in-restaurant dining. Approximately 50 restaurants will test the new designs in fiscal 2005, and assuming results are successful, the company expects to re-image approximately 200 restaurants each year thereafter.

    -- Several recent internal-service initiatives have helped reduce crew turnover at Jack in the Box restaurants to a current all-time low. They include access to health benefits for all full- and part-time crew members and computer-based training. To further promote retention and help ensure operational consistency throughout the chain, Jack in the Box is rolling out a new structured coaching process to help restaurant managers identify opportunities to improve operations and create step-by-step business plans to achieve such opportunities.

    -- The company also today announced that it recently completed, effective Jan. 31, 2005, an additional repricing of its $275 million term loan to a new borrowing rate of LIBOR plus 175 basis points (versus 225 basis points previously), which will reduce interest expense by approximately $1.2 million annually.

    $65 Million Share Repurchase Authorization

    -- The company said today that its board of directors has authorized a $65 million program to repurchase shares of the company's common stock, in the open market or in private transactions, from time to time, until Oct. 2, 2005, the end of the company's current fiscal year. Successful completion of the program is expected to provide a benefit of approximately 3 cents per diluted share in this fiscal year, and such repurchases will be made using the company's existing cash resources.

    Second Quarter Guidance Highlights (in approximate amounts)

    -- 12 new company and franchised Jack in the Box and JBX Grill restaurants are planned to open, along with 15 new company and franchised Qdoba restaurants, and 3 new Quick Stuff convenience stores.

    --  1 percent same-store sales increase is estimated on top of an
        8.2 percent increase in the second quarter last year, in which Jack in the Box experienced one of its highest-ever sales increases, related primarily to the introduction of its Pannido sandwich line.

    -- $75 million in distribution and other sales is estimated versus $39 million last year, due primarily to increased distribution sales to Qdoba and Jack in the Box franchised restaurants, additional Quick Stuff units and higher fuel sales.

    -- $7 million in other revenues is projected versus $5 million last year, due primarily to the sale of 14 restaurants to franchisees versus 7 last year, with the decrease in average gains related to the specific sales and cash flows of the restaurants being sold.

    -- $560 million in total revenues is projected versus $517 million last year.

    -- Restaurant operating margin is estimated at 16.7 percent versus 17.5 percent last year, due primarily to the significant fixed- and variable-cost leverage obtained from an
        8.2 percent increase in same-store sales and moderate food costs in last year's second quarter. This year's estimate reflects higher commodity costs for beef and dairy, partially offset by continued improvement in labor management.

    -- Costs of revenues are expected to be 83.4 percent versus 82.3 percent last year, due primarily to lower restaurant operating margin and significant increases in distribution and c-store sales at lower margins, partially offset by higher gains on sales of restaurants.

    -- SG&A expense rate is expected to be 10.7 percent versus 11.3 percent last year, due primarily to continued Profit
        Improvement Program initiatives and additional leverage from higher distribution and c-store sales.

    -- Interest expense is expected to be $4 million, the same as last year, as increases in LIBOR rates year over year offset two term-loan repricing initiatives, as mentioned previously.

    -- Income tax rate is projected at 35.8 percent versus 36.0 percent last year.

    -- Weighted average diluted shares outstanding are projected to be 37.3 million versus 36.8 million last year.

    -- Capital expenditures are estimated at $20-25 million versus $38 million last year.

    -- Earnings from operations are estimated at $33 million and depreciation/amortization at $21 million versus $33 million and $20 million, respectively, last year.

    Fiscal 2005 Guidance Update (in approximate amounts)

    -- New unit openings are expected to remain on plan for both Jack in the Box and Qdoba at 45-50 and 75, respectively.

    -- Jack in the Box same-store sales are now expected to increase approximately 2.5 percent, which is at the lower end of original guidance, due primarily to the weather-related softness in the first quarter. Same-store sales for Qdoba are still expected to increase in the mid-single-digit range.

    -- Other revenues are expected to increase to $30 million from $24 million last year on higher average gains from the expected sales of 54 restaurants to franchisees, 4 more than originally forecast. The company continues to expand its franchising program to improve operating margins and accelerate cash flows to be able to repurchase shares and reinvest in its restaurant re-image program without incurring additional debt or diluting equity.

    -- Restaurant operating margin is estimated at 17.2 percent, as forecast.

    -- SG&A rate is expected to be 10.8 percent versus 10.7 percent previously forecast, due primarily to absorption of costs related to stock-option expensing, as required by the adoption of FAS 123R in the fourth quarter of fiscal 2005.

    -- Interest expense is expected to be $18 million versus $19 million previously forecast, due primarily to the recent term loan repricing and continued Profit Improvement Program initiatives.

    -- Income tax rate is projected at 36.4 percent versus 38 percent previously forecast, due to the retroactive reinstatement of the WOTC program, tax refunds and continued tax-planning initiatives.

    -- Weighted average diluted shares outstanding are projected to be 36.8 million versus 37 million previously forecast, related primarily to the new share repurchase program.

    --  Capital expenditures remain unchanged at $125-135 million.

    In the company's news release of Dec. 16, 2004, Jack in the Box provided information related to its restatement of prior years' financial results and included the estimated earnings per diluted share effect for each of the first three quarters of fiscal 2004. These adjustments to earnings per diluted share round to 3 cents for each of the first three quarters of last year, and when calculated on a discreet basis they are as follows: 3.4 cents in the first quarter, yielding diluted earnings per share of 39 cents; 2.5 cents in the second quarter, yielding diluted earnings per share of 51 cents; and
2.5 cents in the third quarter, yielding diluted earnings per share of 56 cents.
    The full-year impact of these adjustments in fiscal 2004 rounds to 10 cents per diluted share and total 10.2 cents on a discreet basis, yielding diluted earnings per share of $2.02.

    About Jack in the Box Inc.

    Jack in the Box Inc. (NYSE:JBX) is a restaurant company that operates and franchises Jack in the Box(R) restaurants, one of the nation's largest hamburger chains, with more than 2,000 restaurants in 17 states. Through a wholly owned subsidiary, the company also operates and franchises Qdoba Mexican Grill(R), an emerging leader in fast-casual dining, with approximately 200 restaurants in 31 states. Based in San Diego, Jack in the Box Inc. has nearly 45,000 employees. For more information, visit www.jackinthebox.com.

    Safe Harbor Statement

    Any statements contained in this press release that are not historical are forward-looking statements, including statements about the company's financial results and estimates, adjustments to financial statements, and accounting policies, that are subject to substantial risks and uncertainties. These statements may be identified by the use of words such as "believes," "estimates," "expects," "guidance," "will," "would," and other words of similar meaning.
    The following are some of the factors that could cause the company's actual results to differ materially from those expressed in the forward-looking statements: costs may exceed projections, including costs related to new construction, Jack in the Box remodels and conversions of Jack in the Box restaurants to JBX Grill; developing and marketing JBX Grill as a new concept; costs for food ingredients, particularly tomatoes, beef and dairy, as well as fuel, utilities and labor, including increases in the minimum wage, workers' compensation and other insurance; delays in the remodeling or opening of restaurants; the availability of financing on terms satisfactory to franchisees and potential franchisees; timely payment of franchisees' obligations due the company; the continuation of positive relationships with the company's franchisees, and the franchisees' continuing willingness to participate in company strategies; adverse regional weather conditions and business, economic and other local or national conditions or events that affect consumer confidence and spending patterns, such as concerns about the safety of beef or other foods; concerns about obesity; the effect of any widespread negative publicity regarding the company or the restaurant industry in general; the effects of war and terrorist activities; changes in government regulations; changes in accounting standards, policies and practices; potential variances between estimated and actual liabilities; the effect of potential weakness in or failure of internal controls; the effects of legal claims; and the possibility of unforeseen events affecting the industry in general. Further information about factors that could affect the company's financial and other results is included in the company's annual report on Form 10-K and its periodic reports on Forms 10-Q and 8-K filed with the Securities and Exchange Commission. Statements about the company's past performance are not necessarily indicative of its future results. The information in this press release is as of February 23, 2005. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information, future events or otherwise.



                 JACK IN THE BOX INC. AND SUBSIDIARIES
             UNAUDITED CONSOLIDATED STATEMENTS OF EARNINGS
                 (In thousands, except per share data)


                                                 Sixteen Weeks Ended
                                               -----------------------
                                                 Jan. 23,    Jan. 18,
                                                   2005        2004
                                               ----------- -----------
                                                            (Restated)
Revenues:
  Restaurant sales                               $612,140    $597,712
  Distribution and other sales                     93,040      43,670
  Franchise rents and royalties                    24,656      21,217
  Other                                             8,760       7,321
                                               ----------- -----------
                                                  738,596     669,920
                                               ----------- -----------
Costs of revenues:
  Restaurant costs of sales                       192,279     188,449
  Restaurant operating costs                      319,898     315,063
  Costs of distribution and other sales            92,103      42,907
  Franchised restaurant costs                      10,331       8,916
                                               ----------- -----------
                                                  614,611     555,335
                                               ----------- -----------

Selling, general and administrative                79,558      75,567
                                               ----------- -----------

Earnings from operations                           44,427      39,018
Interest expense                                    4,862      15,899
                                               ----------- -----------

Earnings before income taxes                       39,565      23,119

Income taxes                                       14,135       8,767
                                               ----------- -----------

Net earnings                                      $25,430     $14,352
                                               =========== ===========

Earnings per share:
  Basic                                              $.71        $.40
  Diluted                                            $.68        $.39

Weighted-average shares outstanding:
  Basic                                            35,954      36,050
  Diluted                                          37,313      36,607




                 JACK IN THE BOX INC. AND SUBSIDIARIES
            UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                 Jan. 23,    Jan. 18,
                                                   2005        2004
                                               ----------- -----------
                                                            (Restated)
                                ASSETS
Current assets:
   Cash and cash equivalents                     $118,054     $30,558
   Accounts and notes receivable, net              20,191      26,804
   Inventories                                     38,712      34,801
   Other current assets                            57,608      72,162
                                               ----------- -----------
        Total current assets                      234,565     164,325
                                               ----------- -----------

Property and equipment, net                       859,036     834,417

Other assets, net                                 181,845     155,757
                                               ----------- -----------

        TOTAL                                  $1,275,446  $1,154,499
                                               =========== ===========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Current maturities of long-term debt            $8,019      $9,536
   Other current liabilities                      243,794     225,665
                                               ----------- -----------
        Total current liabilities                 251,813     235,201
                                               ----------- -----------

Long-term debt, net of current maturities         295,236     300,701

Other long-term liabilities                       162,358     153,362
                                               ----------- -----------
        Total liabilities                         709,407     689,264
                                               ----------- -----------

Stockholders' equity                              566,039     465,235
                                               ----------- -----------

        TOTAL                                  $1,275,446  $1,154,499
                                               =========== ===========

    CONTACT: Jack in the Box Inc.
             Brian Luscomb, 858-571-2229
             Division Vice President, Corporate Communications
             Email: brian.luscomb@jackinthebox.com